Exhibit 2.2

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated as of June 18, 2022 (the “Agreement”), is entered into by and between karmadata, Inc., a Delaware corporation (“Seller”), and Tabula Rasa HealthCare Group, Inc., a Delaware corporation (“Buyer”). Seller and Buyer are each referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller is a technology company that has developed certain software, data, APIs and tools relating to data acquisition, standardization, aggregation, analytics and access;

WHEREAS, pursuant to that certain Amended and Restated Data Warehouse Development, License and Support Agreement, dated as of December 1, 2016, as amended on March 5, 2019, by and between Seller and Buyer (successor by merger to Prescribe Wellness, LLC) (as amended, the “IP Development Agreement”), Seller licensed to Buyer certain Intellectual Property assets (including data assets of Seller) and Software (as defined herein) (the “Prior Licensed Intellectual Property”);

WHEREAS, concurrently with the closing of the transactions contemplated by this Agreement (the “Closing”), the Seller and Buyer will enter into a termination agreement with respect to the IP Development Agreement, in the form attached hereto as Exhibit A (the “Termination Agreement”); and

WHEREAS, Seller desires to sell, transfer and convey to Buyer, and Buyer desires to purchase and acquire from Seller, the Purchased Assets (as defined below), including all of Seller’s rights and interests thereto, pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the Parties agree as follows:

ARTICLE I
PURCHASE AND SALE

1.1           Purchase and Sale of the Purchased Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller hereby sells, assigns, transfers, conveys and delivers to Buyer, and Buyer hereby purchases, acquires and accepts from Seller, free and clear of any mortgage, lien, pledge, charge, security interest, adverse claim or other encumbrance in respect of such property or asset (collectively, “Liens”) other than any Liens set forth on Schedule 1.1 (any such Liens, “Permitted Liens”), the following assets, properties and rights, excluding the Excluded Assets (as defined below) (collectively, the “Purchased Assets”):

(a)           All of the Prior Licensed Intellectual Property set forth on set forth on Schedule 1.1(a) and all Intellectual Property developed or improved under the IP Development Agreement, in each case that is owned by Seller (collectively, the “Intellectual Property Assets”). As used herein, “Intellectual Property” means the following in any jurisdiction throughout the world: (i) all inventions (whether patentable or unpatentable), all improvements thereto, and all patents and patent applications; (ii) trademarks, service marks, trade names, slogans, trade dress, logos, brand names, and other indicia of origin, all trademark registrations of and applications to register the foregoing, and all goodwill associated with any of the foregoing including any moral rights therein; (iii) all published and unpublished works of authorship (including databases and Software, website and social media content), together with translations, adaptations, derivations and combinations thereof, and all copyright registrations and applications to register the foregoing; (iv) internet domain names; (v) trade secrets and other confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; (vi) all copies and tangible embodiments of the foregoing (in whatever form or medium); and (vii) all causes of action, claims and remedies for past, current, and future infringement, misappropriation, and similar violations of any of the foregoing against third parties.

(b)           All rights under any authorization, approval, consent, certificate, license, permit, franchise, registration, variance and similar rights (collectively, “Authorizations”) with respect to the Intellectual Property Assets of or from any (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, or any political subdivision thereof, (ii) federal, state, local, municipal, foreign or other government or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, regulatory body or other entity and any court, arbitrator or other tribunal) (a “Governmental Body”) or pursuant to any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, judgment, rule, regulation and any other binding requirement or determination of any Governmental Body (“Law”); and

(c)           all claims, causes of action, choses in action, rights of recovery and rights under all warranties, representations and guarantees made by suppliers of services, products, materials or equipment, or components thereof with respect to the Intellectual Property Assets (the “Claims”).

1.2           Excluded Assets. Notwithstanding the provisions of Section 1.1, Seller is not selling, conveying or assigning, and Buyer shall not and does not have any right to acquire and does not acquire at the Closing, any of the property, rights or assets of Seller that are not Purchased Assets, including those properties, rights or assets of Seller set forth on Schedule 1.2 (collectively, the “Excluded Assets”).

1.3          Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer hereby assumes effective as of the Closing, and from and after the Closing, Buyer hereby agrees to pay, discharge or perform when due, as appropriate, only the Liabilities (as defined below) of Seller under the agreements, contracts, licenses, commitments, arrangements or understandings, written or oral, including any sales orders or purchase orders (collectively, the “Contracts”) of Seller related to the Intellectual Property Assets, to the extent identified on Schedule 1.3 (the “Assigned Contracts”) and solely to the extent such Liabilities relate to the period after the Closing, but only to the extent that such Liabilities do not arise from any event, circumstance or condition occurring or existing on or prior to the Closing that, with notice or lapse of time, would constitute or result in a breach of any of such Assigned Contracts (such assumed Liabilities, the “Assumed Liabilities”). “Liabilities” shall mean any direct or indirect liability, indebtedness, obligation, commitment, expense, debt, claim, loss, damage, deficiency, guaranty or endorsement of any nature whatsoever, of or by any person, whether absolute or contingent, asserted or unasserted, known or unknown, secured or unsecured, recourse or non-recourse, filed or unfiled, accrued or unaccrued, due or to become due, or liquidated or unliquidated, express or implied.

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1.4          Excluded Liabilities. The Seller shall retain and discharge all Liabilities of Seller, whether or not related to the Purchased Assets, other than the Assumed Liabilities (“Excluded Liabilities”). Without limiting the foregoing, Excluded Liabilities shall include: (i) Taxes of the Seller or an affiliate of the Seller (including for the avoidance of doubt, Taxes imposed or borne under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract or otherwise); (ii) Taxes imposed with respect to the Purchased Assets for any taxable period, or portion thereof, ending on or prior to the Closing Date; (iii) Taxes imposed on or with respect to any asset or business of the Seller that is not part of the Purchased Assets; (iv) any Taxes described in Section 4.6; (v) claims asserted against the Buyer, its business or the Purchased Assets by reason of failure to comply with any bulk sales, bulk transfer or similar laws solely with respect to the transactions contemplated by this Agreement; and (vi) or any Liabilities of Seller arising under the IP Development Agreement.

1.5           Purchase Price.

(a)           The aggregate amount to be paid by Buyer with respect to the Purchased Assets in addition to assumption of the Assumed Liabilities (the “Purchase Price”) shall equal $6,800,000 paid by Buyer in cash to Seller at the Closing (the “Closing Payment”), minus an amount equal to $200,000 (the “Holdback Amount”) and with such other adjustments as set forth in the funds flow attached hereto as Exhibit B. All amounts payable under this Section 1.5 shall be paid by wire transfer of immediately available funds to an account designated in writing by Seller and the Closing Payment, minus the Holdback Amount, shall be paid at the Closing.

(b)           If the Closing shall not have occurred on or before July 15, 2022, the Buyer shall pay in cash to the Seller a fee of $100,000 on or prior to July 22, 2022 (the “July Delay Fee”). In addition to the July Delay Fee, if the Closing shall not have occurred on or before August 15, 2022, the Buyer shall pay in cash to the Seller a fee of $100,000 on or prior to August 22, 2022 (the “August Delay Fee”). In addition to the July Delay Fee and the August Delay Fee, if the Closing shall not have occurred on or before September 15, 2022, the Buyer shall pay in cash to the Seller a fee of $100,000 on or prior to September 22, 2022 (the “September Delay Fee”). For the avoidance of doubt, any fees paid pursuant to this Section 1.5(b) shall be in addition to, and shall not reduce, the Purchase Price. If this Agreement is terminated in accordance with its terms, any fees paid pursuant to this Section 1.5(b) shall be treated as a Prepayment (as defined in the IP Development Agreement) and shall automatically reduce any additional amounts that become due and payable under the IP Development Agreement without any further actions required by the Parties hereto.

1.6           Holdback Amount. The Holdback Amount shall be held back by Buyer on the Closing Date for six (6) months following the Closing Date for the satisfaction of any potential claims against the Seller under ARTICLE V consistent with the terms of this Agreement.

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1.7           Closing; Closing Deliverables.

(a)           Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place via exchange of electronic documents and signatures on the closing date of, but immediately prior to, the closing of the transactions contemplated by that certain Asset Purchase Agreement, dated as of the date hereof, by and among Buyer (as the seller thereunder), Transaction Data Systems, Inc., a Florida corporation (“PW Buyer”), and solely for purposes of Sections 7.12, 7.13 and 11.12 and Article 10 thereunder, Tabula Rasa HealthCare, Inc., a Delaware corporation (the “PW Purchase Agreement”), provided, however, that Buyer may elect to cause the Closing to occur on an earlier date by providing two (2) business days’ prior written notice to Seller of such election (notwithstanding that the transactions contemplated by the PW Purchase Agreement will not close on such date), or at such other time and place as Seller and Buyer may mutually agree upon in writing; and further provided that the satisfaction or waiver of the conditions set forth in ARTICLE VI hereof (other than those conditions that by their nature will be satisfied at the Closing) has occurred. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

(b)           Closing Deliverables. At the Closing:

(i)           Seller shall deliver to Buyer:

(A)           the Termination Agreement (as defined above), duly executed by Seller;

(B)           a certificate in the form attached hereto as Exhibit C dated as of the Closing Date, duly executed by an authorized officer of Seller, given by him or her on behalf of Seller, certifying as to an attached copy of the resolutions of the board of directors of the Seller authorizing and approving the execution, delivery and performance of this Agreement and the Termination Agreement and the consummation of the transactions contemplated hereby and thereby, and stating that such resolutions have not been amended, modified, revoked or rescinded;

(C)           a completed certification of non-foreign status pursuant to Section 1.1445-2(b)(2) of the Treasury regulations duly executed by Seller; and

(D)           a duly completed IRS Form W-9 of Seller claiming a complete exemption from backup withholding.

(ii)           Buyer shall deliver, or cause to be delivered, to Seller:

(A)           the Closing Payment;

(B)           the Termination Agreement (as defined above), duly executed by Buyer; and

(C)           a certificate in the form attached hereto as Exhibit C dated as of the Closing Date, duly executed by an authorized officer of Buyer, given by him or her on behalf of Buyer, certifying as to an attached copy of the resolutions of the board of directors of the Buyer authorizing and approving the execution, delivery and performance of this Agreement and the Termination Agreement and the consummation of the transactions contemplated hereby and thereby, and stating that such resolutions have not been amended, modified, revoked or rescinded.

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1.8           Intended Tax Treatment. The sale by Seller to Buyer of the Purchased Assets in exchange for the consideration set forth in Section 1.5, is not a tax-free or tax-deferred transaction under any provision of the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder (the “Code”), but rather is intended to be treated as a fully taxable sale of the Purchased Assets pursuant to the Code and any other applicable Tax Laws. Buyer and Seller will file or cause to be filed all Tax returns in a manner consistent with intended tax treatment described in this Section 1.8 and not take any action inconsistent therewith. For purposes of this Agreement, “Tax” or “Taxes” means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unclaimed property, escheat, unemployment, social security, workers’ compensation, capital, premium, and other taxes, assessments, customs, duties, fees, levies, or other charges by any Governmental Body of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto. For purposes of this Agreement, “Tax Return” means all reports, returns, statements, elections, declarations, disclosures, informational returns or statements (including estimated reports, returns, schedules or statements) and other similar filings required to be filed by a party with respect to any Taxes (including any schedule or attachment thereto), and including any amendment thereof.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that each statement contained in this ARTICLE II is true and correct as of the date hereof and as of the Closing.

2.1           Organization and Good Standing. Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has the requisite corporate power to own, lease and operate its properties and assets carry on its business as now being conducted and as proposed to be conducted.

2.2           Authority and Enforceability. Seller has the requisite corporate power and authority to enter into this Agreement and the Termination Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Termination Agreement, the performance by Seller of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of Seller. This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery by Buyer, constitutes the valid and binding obligations of Seller, enforceable against it in accordance with the terms hereof. This Agreement effectively vests in Buyer good and valid title to all the Purchased Assets free and clear of all Liens other than Permitted Liens.

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2.3           No Conflicts; Consents. The execution and delivery of this Agreement and the Termination Agreement by Seller does not and the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby will not (a) violate the provisions of any of the certificate of incorporation or bylaws of Seller, (b) violate or constitute a default or an event of default, or trigger any rights of any other person under any Contract (i) to which Seller is a party or a beneficiary or (ii) by which the Seller or the Purchased Assets are bound, (c) violate or conflict with any material (i) law (including common law), constitution, treaty, ordinance, code, order, decree, judgment, rule, regulation and any other binding requirement or determination of any Governmental Body (“Law”) or (ii) authorization, approval, consent, certificate, license, permit, franchise, registration, variance or similar rights (“Authorizations”) applicable to Seller on the date hereof, or (d) result in the creation of any Liens upon any of the Purchased Assets other than Permitted Liens. No Authorization or order of, registration, declaration or filing with, or notice to, any Governmental Body or other person is required by or with respect to Seller in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

2.4           Title to Purchased Assets. Seller owns outright and has good and valid title to all of the Purchased Assets, free and clear of any and all Liens other than Permitted Liens. All licenses to be assumed by Buyer under this Agreement, and all other Contracts pursuant to which Seller has obtained the right to use any personal property, if any, are in good standing, valid and effective in accordance with their respective terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), and there is not under any of such leases or Contracts any existing default or event which with notice or lapse of time, or both, would constitute a default.

2.5           Intellectual Property. Schedule 1.1(a)  sets forth a complete and accurate list of all Intellectual Property Assets. Except as set forth on Schedule 2.5, the Intellectual Property Assets include all Intellectual Property necessary for the operation of the Software included in the Purchased Assets (“Software Assets”) immediately after the Closing in substantially the same manner as it was operated prior to the Closing by Seller. Seller exclusively owns free and clear of all Liens other than Permitted Liens, or otherwise has the valid right to use, all Intellectual Property Assets. To the Knowledge of Seller, use of the Software Assets as currently conducted, and as conducted in the past six (6) years, does not infringe upon, dilute, misappropriate or otherwise violate any Intellectual Property (excluding patent or similar right) of any person, and Seller has not received any written communication alleging that the Intellectual Property Assets or the use of the Software Assets is infringing, diluting, misappropriating or otherwise violating the Intellectual Property of any person. To the Knowledge of Seller, no person has infringed, misappropriated, diluted or otherwise violated the Intellectual Property Assets, and no such claims have been asserted or threatened against any person by Seller in the past six (6) years. As used herein “Software” means computer programs, software, including any and all software implementations of algorithms, hardware, models and methodologies, whether in source code or object code, operating systems, design documents, website code, operating systems and specifications, flow-charts, user manuals and training materials relating thereto and any translations thereof. Seller takes measures it deemed necessary to protect the confidentiality of the source code of the Software assets, including requiring all persons: (a) having access to such source code to execute written non-disclosure agreements, or to be bound by appropriate written policies, that protect the confidentiality of such source code; or (b) involved in the creation of any Intellectual Property Assets to sign agreements transferring ownership of such Intellectual Property to Seller and/or confirming that they have already done so.

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For purposes of this Agreement, the term “Knowledge”, “to the Knowledge of” and other terms with respect to knowledge or awareness of Seller, shall mean the actual knowledge of Mr. Sean Power after reasonable inquiry.

2.6           Brokers or Finders. No agent, broker, investment banker or other firm or person acting on or behalf of Seller or any of its affiliates is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

2.7           No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE II (AS QUALIFIED BY THE SCHEDULES), SELLER DISCLAIMS ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, EITHER WRITTEN OR ORAL, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING THE SELLER, ANY AFFILIATES OF THE SELLER, THE PURCHASED ASSETS OR THE ASSUMED LIABILITIES FURNISHED OR MADE AVAILABLE TO THE BUYER AND ITS REPRESENTATIVES AND ANY INFORMATION, DOCUMENTS OR MATERIALS MADE AVAILABLE TO THE BUYER IN THE DATA ROOM OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR AS TO THE VALUE OR FUNCTION OF THE PURCHASED ASSETS, THEIR FITNESS FOR ANY PARTICULAR PURPOSE, NON-INFRINGEMENT, MISAPPROPRIATION OR DILUTION OF RIGHTS, OR ANY REPRESENTATION OR WARRANTY ARISING FROM STATUTE OR OTHERWISE IN LAW OR EQUITY.

2.8           Non-Reliance. Seller specifically disclaims that it is relying upon or has relied upon any representations or warranties that may have been made by any person or entity, or the completeness thereof, whether written or oral or otherwise, and acknowledges and agrees that the Buyer has specifically disclaimed and does hereby specifically disclaim any such other representation or warranty made by any person or entity, other than the specific representations and warranties expressly made by the Buyer in ARTICLE III of this Agreement or the representations and warranties contained in any instrument or certificate delivered by the Buyer pursuant to this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that each statement contained in this Article III is true and correct as of the date hereof and as of the Closing.

3.1           Organization and Good Standing. Buyer is a corporation duly formed, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted.

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3.2           Authority and Enforceability. Buyer has the requisite corporate power and authority to enter into this Agreement and the Termination Agreement, the performance by Buyer of its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Termination Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller, constitutes the valid and binding obligations of Buyer, enforceable against it in accordance with the terms hereof.

3.3           No Conflicts; Consents. The execution and delivery of this Agreement and the Termination Agreement by Buyer does not and the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby will not, (a) violate the provisions of any of the certificate of incorporation or bylaws of Buyer, (b) violate or constitute a default or an event of default, or trigger any rights of any other person under any contract (i) to which Buyer is a party or a beneficiary or (ii) by which the Buyer is bound, (c) to the knowledge of Buyer, violate any material Law or Authorizations applicable to Buyer on the date hereof, or (d) result in the creation of any Liens upon any of the assets owned or used by Buyer, except in each such case where such violation or Lien would not reasonably be expected materially to impair or delay the ability of Buyer to perform its obligations under this Agreement. No Authorization or order of, registration, declaration or filing with, or notice to, any Governmental Body or other person is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

3.4           Brokers or Finders. No agent, broker, investment banker or other firm or person acting on or behalf of Buyer or any of its affiliates is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

3.5           Solvency. Immediately after giving effect to the transactions contemplated hereby, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer or Seller. In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

3.6           Prior Investigation; No Other Representations and Warranties.

(a)           Buyer acknowledges that it and its representatives have received sufficient access to such books and records, facilities, equipment, contracts and other assets of the Seller which it and its representatives have desired to review, and that it and its representatives have had adequate opportunity to meet with the management of the Seller and to discuss the business and assets of the Seller, including the Purchased Assets.

(b)           Buyer acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Purchased Assets and Assumed Liabilities and that it was provided with sufficient information in response to its requests.

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(c)           EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III, BUYER DISCLAIMS ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, EITHER WRITTEN OR ORAL, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING THE BUYER OR ANY AFFILIATES OF THE BUYER FURNISHED OR MADE AVAILABLE TO THE SELLER AND ITS REPRESENTATIVES AND ANY INFORMATION, DOCUMENTS OR MATERIALS MADE AVAILABLE TO THE SELLER IN ANY FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR OTHERWISE IN LAW OR EQUITY.

(d)           Buyer specifically disclaims that it is relying upon or has relied upon any representations or warranties that may have been made by any person or entity, or the completeness thereof, whether written or oral or otherwise, and acknowledges and agrees that the Seller has specifically disclaimed and does hereby specifically disclaim any such other representation or warranty made by any person or entity, other than the specific representations and warranties expressly made by the Seller in ARTICLE II of this Agreement or the representations and warranties contained in any instrument or certificate delivered by the Seller pursuant to this Agreement.

ARTICLE IV
COVENANTS

4.1           Interim Operations. From the date hereof until the Closing, except as otherwise provided in this Agreement, or as consented to in writing by the Buyer, Seller shall preserve intact the Purchased Assets and all rights, franchises and goodwill related to such Purchased Assets in the ordinary course of business consistent with past practice. Without limiting the foregoing, from the date hereof until the Closing Date, except as otherwise provided in this Agreement, Seller shall not:

(a)           take any action or omit to do any act which action or omission would cause the conditions specified in Sections 6.1(a) and 6.1(b) to not be satisfied by or on the Closing Date;

(b)           sell, transfer, lease, license, sublicense, abandon, grant any Liens on or permit any new Liens to exist on, or otherwise dispose of or allow to expire or lapse, any Purchased Assets;

(c)           terminate, surrender, abandon or otherwise allow to expire or lapse any of the Authorizations;

(d)           commence or settle, or waive or surrender the right to, any Claims; or

(e)           agree or otherwise commit, whether in writing or otherwise, to do any of the foregoing.

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4.2           Confidentiality; Books and Records. From and after the Closing, the Seller will, and will cause each of its affiliates to, hold, and will cause their respective representatives and agents (collectively, “Recipients”) to keep confidential the source code of the Software Assets that is described as an exception in the Schedules to Section 2.5 above and any trade secrets, concepts, ideas, research and development algorithms, know-how, formulae, inventions (whether or not patentable), processes, techniques, technical data, designs, drawings, specifications, databases, and in each case that are unique to the Software Assets and are not used in the development, marketing or other use or commercialization of Software generally (“Confidential Information”), except for any Confidential Information included therein that (a) is generally available to the public on the Closing Date other than through a disclosure by Seller or its Recipients, (b) thereafter becomes generally available to the public other than as a result of a disclosure by Seller or its Recipients, (c) is or becomes available to Seller or any Recipients on a non-confidential basis from a source that to the Seller’s or such Recipients’ knowledge (in each case, after due inquiry), as applicable, is not prohibited from disclosing such information to Seller or such Recipients by a legal, contractual or fiduciary obligation to any other person or entity or (d) Seller or any Recipient is required, based on the advice of counsel, to disclose in response to any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Body or as otherwise required by Law.

4.3           Restrictive Covenants.

(a)           During the period beginning on the date hereof and ending on the earlier of the second (2nd) anniversary of the date hereof and the termination of this Agreement pursuant to ARTICLE VII (the “Restricted Period”), Seller shall not, and shall not permit any of its controlled affiliates (together with Seller, each, a “Restricted Party”) to, directly or indirectly, in any capacity, own, manage, operate, control, consult for, advise, finance or participate in the ownership, management, operation, control, consultation for, advising, or financing of any person or entity engaged, directly or indirectly, in any activity or business that is competitive with the businesses of the Buyer in the Restricted Market; provided, however, the Seller and any of its affiliate may hold, directly or indirectly, a passive investment of not more than two and one-half percent (2.5%) of the outstanding public securities of any publicly-traded entity notwithstanding the fact that such entity is engaged, directly or indirectly, in any activity or business competitive with the businesses of the Buyer in the Restricted Market.

As used herein, “Restricted Market” means the Pharmacy Market (as defined below). For the avoidance of doubt, the parties understand and agree that: (i) the Restricted Market does not include use for clinical trials or cannabis; and (ii) the territory of the Restricted Market is worldwide. Buyer acknowledges that products and services of Seller (or its other licensees, resellers or customers) for markets outside of the Restricted Market may contain or use data and data relationships that are similar to or the same as used for the Restricted Market. As used herein, “Target Clients” means human healthcare organizations, including but not limited to, retail and specialty pharmacies (“Pharmacies”), Pharmacy Services Administrative Organizations (“PSAOs”), hospitals, life science (human) organizations such as pharmaceutical or device companies, pharmacy benefit managers that are third-party administrator of prescription drug programs for commercial health plans, self-insured employer plans, Medicare Part D plans, the Federal Employees Health Benefits Program, and state government employee plans, wholesalers, group purchasing organizations (or GPOs), population and healthcare research, patient access, medication distribution, payers/healthcare plans, and expanded provider markets. As used herein, “Pharmacy Market” means commercial products and services used by Target Clients to engage with patients. Representative products and services that are considered in the Pharmacy Market include, but are not limited to, Electronic Health Record systems, medication adherence, medication therapy management, medication synchronization, chronic disease management, hospital discharge and transitions of care process. For avoidance of doubt, the provision by Pharmacies and PSAOs of products and services to engage with patients that are funded by third parties such as insurance companies, self-insured employers, pharmacy benefit managers and pharmaceutical companies falls within the Pharmacy Market.

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(b)           During the Restricted Period, no Restricted Party shall, directly or indirectly, anywhere in the world, in any capacity solicit, entice, persuade or induce any employee of Buyer or any of its subsidiaries to leave Buyer’s or any of its subsidiaries’ employ; provided, that, the foregoing shall not restrict any Restricted Party from using general advertisements for employment to solicit employees of Buyer or any of its subsidiaries so long as such general advertisements do not specifically target Buyer, any of its subsidiaries or any of their respective employees.

(c)           Notwithstanding anything to the contrary, no provision of this Agreement or the Termination Agreement or any other agreement shall restrict any Restricted Party, directly or indirectly, from engaging in any activity or business of any kind with Buyer or PW Buyer or any of their respective affiliates, representatives, vendors or customers in each case in their capacities as such or any other party acting on behalf of any of the forgoing in their capacity as such.

(d)           During the Restricted Period, neither Seller or its affiliates, on the one hand, nor Buyer or its affiliates on the other, shall disparage the other or any of their respective affiliates, subsidiaries, officers, directors, shareholders, members or employees in any matter; provided, that the foregoing shall not prohibit any person from responding accurately and fully to any question, inquiry, or request for information required by legal or administrative process.

(e)           If any (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, or any political subdivision thereof, (ii) federal, state, local, municipal, foreign or other Governmental Body determines that the foregoing restrictions are too broad or otherwise unreasonable under applicable Law, including with respect to time or space, such Governmental Body is hereby requested and authorized by the Parties to revise the foregoing restriction to include the maximum restrictions allowable under applicable Law. Each Restricted Party hereby acknowledges that this Section 4.3 has been negotiated by the Parties and that the geographical and time limitations, as well as the limitation on activities, are reasonable and fair in light of the circumstances, and that damages will be an inadequate remedy for any breach of this Section 4.3 and that Buyer shall, whether or not it is pursuing any potential remedies at Law, be entitled to seek equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any breach or threatened breach of this Section 4.3.

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4.4           Public Announcements. Neither Seller nor any of its affiliates shall, without the express written approval of Buyer, which consent may be withheld in Buyer’s sole discretion, issue any press releases or otherwise make any public statements or other announcements with respect to the transactions contemplated by this Agreement. The Buyer shall, prior to issuing a press release or other public statement to the extent reasonably practicable under the circumstances, provide prior written notice to the other Party of such intent, together with a copy of such proposed release or other public statement, and in good faith discuss any changes to such release or statement proposed by the Seller.

4.5           Release.

(a)           In consideration of the execution, delivery and performance by Buyer, on one hand, and Seller, on the other, of this Agreement and the Termination Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of the Closing, Seller and Buyer, on their own respective behalves and on behalf of their respective successors, predecessors and assigns (each, a “Releasor”), hereby release and forever discharge each other and each of their respective parents, subsidiaries, current and future affiliates, successors, assigns and predecessors and their respective present and former owners, equity holders, directors, officers, employees, agents, attorneys, representatives, successors, beneficiaries and heirs (individually, a “Releasee,” and collectively, “Releasees”) from any and all claims, demands, actions, causes of action, orders, damages and Liabilities whatsoever and all consequences thereof (collectively, “Released Claims”), whether known or unknown, suspected or unsuspected, both at law and in equity, which any Releasor now has, has ever had or may hereafter have against any Releasee arising prior to the Closing or on account of or arising out of any matter, cause or event occurring prior to the Closing, including any exculpation, indemnification, expense advancement or reimbursement that any Releasor may be entitled to, whether arising under contract, including the IP Development Agreement, Law or statute; provided that, notwithstanding anything to the contrary, nothing contained herein will operate to release any Liabilities or obligations of any Releasee (i) that survive the termination of the IP Development Agreement in accordance with the terms thereof or (ii) arising on or after the Closing Date, including with respect to this Agreement, the Termination Agreement or any customer contract (each, an “Excluded Claim”).  The Releasees are intended third party beneficiaries of this Section 4.5, and this Section 4.5 may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Releasees hereunder.  If any provision of this Section 4.5 is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Section 4.5 will remain in full force and effect.  Any provision of this Section 4.5 held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(b)           Each Releasor irrevocably covenants that it will not, directly or indirectly, sue, commence any action against, or make any demand upon any Releasee in respect of any of the matters released and discharged pursuant to Section 4.5(a); provided, however, for the avoidance of doubt, this Section 4.5(b) shall not prohibit the right to sue, commence any action against or make any demand upon a Releasee if such action is based upon an Excluded Claim.

(c)           Other than with respect to the Excluded Claims, the release provided for in Section 4.5(a) may be pleaded by any of the Releasees as a full and complete defense and may be used as the basis for an injunction against any action at law or equity instituted or maintained against any of them in violation of this Section 4.5.  If any Released Claim is brought or maintained by any Releasor against any Releasee in violation of such release, such Releasor will be responsible for all costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred by the Releasee in defending same.

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(d)            Each Releasor hereby warrants, represents and agrees that such Releasor has not heretofore assigned, subrogated or transferred, or purported to assign, subrogate or transfer to any Person any Released Claim hereinabove released. Each Releasor hereby agrees to indemnify, defend and hold harmless each Releasee from any such assignment, subrogation or transfer of Released Claims.

(e)            Each Releasor hereby warrants and represents that, in providing the release contemplated in this Section 4.5, such Releasor does so with full knowledge of any and all rights that such Releasor may have with respect to the matters set forth in this Section 4.5 and the Released Claims released hereby, that such Releasor has had the opportunity to seek, and has been advised to seek, independent legal advice with respect to the matters set forth herein and the Released Claims released hereby and with respect to the rights and asserted rights arising out of such matters, and that such Releasor is providing such release of such Releasor’s own free will.

4.6            Transfer Taxes. Buyer and Seller shall split in equal amounts the cost of all federal, state and local sales, documentary and other transfer Taxes, if any, due as a result of the purchase, sale or transfer of the Purchased Assets in accordance herewith whether imposed by Law on Seller or Buyer.

4.7            Exclusivity. From the date of this Agreement until the earlier of the termination of this Agreement and the Closing Date, Seller will not and will cause its representatives and affiliates not to, (i) solicit, initiate or encourage the submission of any proposal or offer from any person or entity relating to the acquisition of the Purchased Assets, or any other merger, acquisition, consolidation, recapitalization, liquidation or dissolution involving the Purchased Assets or any purchase or other acquisition of all or any substantial portion of the assets or any equity interests of the Company (any such proposal or offer, a “Proposal”), or (ii) engage in any negotiations with or concerning, or provide any documentation, information or data to (including providing access to any electronic data room), or have any discussions with, any person relating to a Proposal (other than to inform any person that it is restricted from engaging in such discussions).

4.8            Further Assurances. Subject to the terms of this Agreement, each of Buyer and Seller shall execute such documents and other instruments and take such further actions, at the expense of the requesting Party, as may be reasonably required or desirable to carry out the provisions hereof and to consummate the transactions contemplated hereby.

4.9            Reference Data. From the Closing Date until December 31, 2022, Seller shall periodically provide to Buyer (including any assignee of Buyer’s rights under this Agreement) the reference data as set forth on Schedule 4.9 (the “Reference Data”) in a form and manner and at a cadence consistent with Seller’s past practices as of the date hereof. Seller grants to Buyer a worldwide, fully paid up, royalty free, irrevocable, non-exclusive, assignable, sublicensable, and transferable license (the “License”) to use and exploit the Reference Data for any purpose that expires on December 31, 2022. Buyer acknowledges that the Reference Data is licensed pursuant to this Section 4.9 “as is” without any representation or warranty of any kind, whether express or implied, and that the License will terminate automatically without any further action at 11:59 PM Eastern time on December 31, 2022. Buyer agrees that upon the termination of the License it shall cause all copies of the Reference Data (other than copies created pursuant to electronic archiving or back-up necessary to comply with applicable law, regulation or bona fide internal compliance requirements) made pursuant to the License to be returned to Seller or destroyed and provide Seller with a written certification of such destruction.

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4.10         Entity Status / Good Standing. As soon as reasonably practicable following the date hereof, and in any event within three (3) business days of the date hereof, Seller will use reasonable best efforts to (i) file a Certificate of Revival of Charter with the Secretary of State of Delaware, and take all other actions necessary, including the payment of any fees, fines or other outstanding amounts, to become validly existing and in good standing in the State of Delaware and, once validly existing and in good standing, provide Buyer with written evidence of Seller’s valid existence and good standing in the State of Delaware and (ii) become in good standing in the Commonwealth of Massachusetts and, once in good standing in the Commonwealth of Massachusetts, provide Buyer with written evidence of Seller’s good standing in the Commonwealth of Massachusetts.

ARTICLE V
INDEMNIFICATION

5.1           Survival. All representations and warranties contained in this Agreement, any certificate or other document delivered pursuant to this Agreement, shall survive the Closing for a period of six (6) months (the “Survival Date”), except (a) the representations and warranties set forth Sections 2.1 through 2.6 of this Agreement other than the Patent Representations (defined below) (the “Seller Fundamental Representations”) shall survive for a period of six (6) years after the Closing, (b) the representations and warranties in Section 2.5 relating to patents (the “Patent Representations”) shall survive for a period of three (3) years after the Closing and (c) the representations and warranties set forth in Sections 3.1 through 3.4 (the “Buyer Fundamental Representations”) shall survive for a period of six (6) years after the Closing. All covenants and agreements of the Parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved. As used herein “Fundamental Representations” means the Seller Fundamental Representations or the Buyer Fundamental Representations, as applicable.

5.2           Indemnification by Seller. From and after the Closing, Seller shall indemnify and defend Buyer and its affiliates and their respective stockholders, equity holders, managers, officers, directors, employees, agents, successors and assigns (the “Buyer Indemnitees”) against, and shall hold them harmless from, any and all losses, liabilities, damages, claims (including third-party claims), charges, interest, penalties, Taxes, costs and expenses (including legal, consultant, accounting and other professional fees) but excluding any punitive damages unless such damages result from a Third Party Claim as determined by a non-appealable order of a Governmental Body (collectively, “Losses”) resulting from, arising out of, or incurred by any Buyer Indemnitee in connection with, or otherwise with respect to (a) any breach of any representation and warranty by Seller contained in this Agreement or any certificate furnished to Buyer in connection with the transactions contemplated by this Agreement; (b) any breach of any covenant or agreement of Seller contained in this Agreement; (c) any expenses with respect to (i) outside legal counsel, accountants, advisors, brokers and other third parties in connection with the transactions contemplated hereby which are incurred by or on behalf of Seller or any of its affiliates except for any expenses to which Seller may be entitled pursuant to Section 5.3 or (ii) any other fees, expenses or payments incurred or owed by Seller to any agent, broker, investment banker or other firm or person retained or employed by it in connection with the transactions contemplated by this Agreement; and (d) any Excluded Liability. For purposes of this Section 5.2, any inaccuracy in or breach of any representation or warranty, and the determination of the amount of Losses resulting from, arising out of or incurred in connection with such inaccuracy or breach, shall be determined without regard to any materiality, material adverse effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

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5.3           Indemnification by Buyer. From and after the Closing, Buyer shall indemnify and defend Seller and its affiliates and their respective stockholders, equity holders, managers, officers, directors, employees, agents, successors and assigns (the “Seller Indemnitees”) against, and shall hold them harmless from, any and all Losses resulting from, arising out of, or incurred by any Seller Indemnitee in connection with, or otherwise with respect to (a) any breach of any representation and warranty or other statement by Buyer contained in this Agreement or any certificate furnished to Seller in connection with the transactions contemplated by this Agreement; (b) any breach of any covenant or agreement of Buyer contained in this Agreement; (c) any expenses with respect to (i) outside legal counsel, accountants, advisors, brokers and other third parties in connection with the transactions contemplated hereby which are incurred by or on behalf of Buyer or any of its affiliates except for any expenses to which Seller may be entitled pursuant to Section 5.2 or (ii) any other fees, expenses or payments incurred or owed by Seller to any agent, broker, investment banker or other firm or person retained or employed by it in connection with the transactions contemplated by this Agreement; and (d) any Assumed Liability. For purposes of this Section 5.3, any inaccuracy in or breach of any representation or warranty, and the determination of the amount of Losses resulting from, arising out of or incurred in connection with such inaccuracy or breach, shall be determined without regard to any materiality, material adverse effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

5.4           Certain Limitations. The indemnification provided for in Sections 5.2 and 5.3 shall be subject to the following limitations: subject to the remainder of this Section 5.4, the aggregate amount of all Losses for which Seller shall be liable pursuant to Section 5.2 or Buyer shall be liable pursuant to Section 5.3 (i) in the case of all Losses other than those described in clause (ii) of this Section 5.4, shall not exceed the Purchase Price paid by Buyer to Seller on the Closing Date and (ii) in the case of the Losses arising out of or relating to any representation and warranty that is not a Fundamental Representation, shall not exceed $600,000; provided, that the Buyer shall not be obligated to indemnify any Seller Indemnitee and Seller shall not be obligated to indemnify any Buyer Indemnitee until the aggregate amount of all such Losses exceeds $45,000 (the “Threshold”), in which case the Buyer Indemnitee or Seller Indemnitee, as applicable, shall be entitled to indemnification for the entire amount of all such Losses; provided, further, that the Threshold shall not apply to any indemnification obligations of Seller or Buyer, as applicable for any inaccuracy or breach of any of the Fundamental Representations. The foregoing limitations shall not apply in the case of Fraud by the non-claiming party. As used herein “Fraud” means actual and intentional fraud under Delaware common law with a specific intent to deceive brought against a party hereto based on a representation or warranty of such party contained in this Agreement.

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5.5           Indemnification Procedures. In the event that any Buyer Indemnitee that is seeking indemnification from Seller or any Seller Indemnitee that is seeking indemnification from Buyer (an “Indemnitor”) pursuant to the provisions of this Agreement receives notice of the assertion of any claim or the commencement of any action by a third party in respect of which indemnity may be sought under the provisions of this ARTICLE V (“Third Party Claim”), the Buyer Indemnitee or Seller Indemnitee, as applicable (the “Indemnitee”), shall promptly notify the Indemnitor in writing of such Third Party Claim (“Notice of Claim”). Failure or delay in notifying the Indemnitor will not relieve the Indemnitor of any liability it may have to the Indemnitee, except and only to the extent that such failure or delay causes actual harm to the Indemnitor with respect to such Third Party Claim. The Notice of Claim shall set forth the amount, if known, or, if not known, an estimate of the foreseeable amount of claimed Losses (which estimate shall not be conclusive of the final amount of such Losses) and a description of the basis for such Third Party Claim. If the Indemnitor does not give notice to the Indemnitee that it disputes any Notice of Claim within ten (10) days after its receipt of the Notice of Claim, the claim specified in such Notice of Claim will be conclusively deemed a Loss subject to indemnification hereunder. The Indemnitee shall have the right (but not the obligation), with counsel of its choice, to defend, conduct and control the defense of any Third Party Claim at the sole cost and expense of the Indemnitor, and the Indemnitor will provide reasonable cooperation in the defense of any Third Party Claim. The Indemnitee shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim on such terms as it may deem appropriate. In the event of a claim that does not involve a Third Party Claim being asserted against it, the Indemnitee shall send a Notice of Claim to the Indemnitor. The Notice of Claim shall set forth the amount, if known, or, if not known, an estimate of the foreseeable amount of claimed Losses (which estimate shall not be conclusive of the final amount of such Losses) and a description of the basis for such claim. The Indemnitor will have ten (10) days from receipt of such Notice of Claim to dispute the claim and will reasonably cooperate and assist the Indemnitee in determining the validity of the claim for indemnity. If the Indemnitor does not give notice to the Indemnitee that it disputes such claim within ten (10) days after its receipt of the Notice of Claim, the claim specified in such Notice of Claim will be conclusively deemed a Loss subject to indemnification hereunder.

5.6            Holdback.

(a)            Any indemnification owed by Seller to the Buyer Indemnitees shall first be satisfied out of the Holdback Amount, to the extent then available, and Buyer shall have the right to permanently retain such amounts from the Holdback Amount and the size of the Holdback Amount shall thereafter be reduced by the amount of such indemnification owed.

(b)            Following the Survival Date, the Holdback Amount shall be disbursed to Seller as follows. If the amount held in the Holdback Amount (less, for the avoidance of doubt, any amounts in the Holdback Amount that Buyer has the right to permanently retain pursuant to this Section 5.6) (the “Holdback Balance”) as of the Survival Date exceeds the aggregate amount of any unpaid indemnification obligations of Seller (including the entire amount with respect to each pending and unresolved claim) as of the Survival Date, then within five (5) business days thereafter Buyer shall pay to Seller from the Holdback Amount an amount equal to the amount by which the Holdback Balance as of the Survival Date exceeds the sum of such pending and unpaid claimed amounts.

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5.7            Effect of Insurance. The amount of any and all Losses under this ARTICLE V will be determined net of the amount by which any insurance proceeds actually received by an Indemnitee on account of such Losses exceeds any fees and expenses (including any increase in insurance premiums); provided, however, that in no event shall any Indemnified Party have any obligation to seek recovery by way of applicable insurance proceeds.

5.8            Exclusive Remedy. Subject to Section 8.12, the Parties acknowledge and agree that, following the Closing, their sole and exclusive remedy with respect to any and all Losses arising from or relating to any breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement other than Losses arising out of Fraud by the non-claiming party or specific performance in accordance with Section 8.12, shall be solely pursuant to the indemnification provisions set forth in this ARTICLE V. Notwithstanding anything to the contrary, nothing in this Section 5.8 shall limit any Party’s right to seek and obtain any equitable relief to which such Party may be entitled pursuant to Section 8.12.

ARTICLE VI
CONDITIONS PRECEDENT TO CLOSING

6.1           Conditions Precedent to Buyer’s Obligations. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment or satisfaction (or waiver by the Buyer), prior to or at the Closing, of each of the following conditions precedent:

(a)            The representations and warranties of the Seller set forth in ARTICLE II of this Agreement shall have been true and correct at and as of the date hereof and shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date (except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a material adverse effect with respect to the Purchased Assets;

(b)            Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller by the time of the Closing;

(c)            Buyer shall have received a certificate dated as of the Closing Date signed by an authorized officer of Seller on behalf of Seller to the effect that the conditions set forth in Sections 6.1(a) and 6.1(b) have been satisfied;

(d)            There shall not have occurred any event or condition that has had a material adverse effect with respect to the Purchased Assets since the date of this Agreement; and

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(e)            Buyer shall have received the deliveries set forth in Section 1.7(b)(i) required to be delivered by Seller to Buyer.

6.2            Conditions Precedent to Seller’s Obligations. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment or satisfaction (or waiver by the Seller), prior to or at the Closing, of each of the following conditions precedent:

(a)            The representations and warranties of the Buyer set forth in ARTICLE III of this Agreement shall have been true and correct at and as of the date hereof and shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date (except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a material adverse effect with respect to the Buyer;

(b)            Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer by the time of the Closing;

(c)            Seller shall have received a certificate dated as of the Closing Date signed by an authorized officer of Buyer on behalf of Buyer to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied; and

(d)            Seller shall have received the deliveries set forth in Section 1.7(b)(ii) required to be delivered by Buyer to Seller.

ARTICLE VII
TERMINATION

7.1            Termination. This Agreement may be terminated at any time prior to the Closing, only as follows:

(a)            By mutual written consent of Buyer and Seller;

(b)            By either Buyer or Seller if a Governmental Body shall have issued a non-appealable final order, decree or ruling or taken any other non-appealable final action having the effect of permanently enjoining or otherwise prohibiting the actions contemplated by this Agreement;

(c)            By Buyer, if it is not then in material breach of any provision of this Agreement, and there has been a breach of any representation or warranty made by Seller in this Agreement, or a failure of Seller to perform any of its covenants made in this Agreement, and such breach or failure (i) would cause the conditions specified in Sections 6.1(a) and 6.1(b) to not be satisfied by the Outside Date (as if the Outside Date were the Closing Date for purposes of determining whether such condition has been satisfied) and (ii) has not been cured (if capable of being cured) by Seller within thirty (30) days of Seller’s receipt of a written notice identifying in reasonable detail such breach or failure from Buyer (or any shorter period of time that remains between the date Buyer provides written notice of such breach and the Outside Date);

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(d)            By Seller, if it is not then in material breach of any provision of this Agreement, and there has been a breach of any representation or warranty made by Buyer in this Agreement, or a failure of Buyer to perform any of its covenants made in this Agreement, and such breach or failure (i) would cause the conditions specified in Sections 6.2(a) and 6.2(b) to not be satisfied by the Outside Date (as if the Outside Date were the Closing Date for purposes of determining whether such condition has been satisfied), (ii) except with respect to any breach of Section 1.5(b), has not been cured (if capable of being cured) by Buyer within thirty (30) days of Buyer’s receipt of a written notice identifying in reasonable detail such breach or failure from Seller (or any shorter period of time that remains between the date Seller provides written notice of such breach and the Outside Date) and (iii) with respect to any breach of Section 1.5(b), has not been cured by Buyer within two (2) days of Buyer’s receipt of a written notice of such breach from Seller;

(e)            By Buyer or Seller, if the Closing has not occurred on or prior to 11:59 PM Eastern time ninety (90) days following the date hereof (the “Outside Date”), provided, however, that a Party shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if it is then in material breach of any of its representations, warranties, covenants or other agreements hereunder and such breach has resulted in the failure of one or more conditions precedent to the other Party’s obligations under Section 6.1 or 6.2, as applicable, to be satisfied;

(f)            Automatically, without any further action on the part of either Party, in the event of the termination of the PW Purchase Agreement in accordance with the terms and conditions thereof.

7.2            Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to and in accordance with Section 7.1, this Agreement shall forthwith become void and have no further effect (other than this Section 7.2 and ARTICLE VIII hereof which will survive the termination of this Agreement in accordance with their terms), without any liability on the part of either Party or its respective representatives or equityholders, except that nothing in this Section 7.2 shall relieve any Party from liability arising from Fraud or the knowing, material breach of its representations or warranties, or the knowing, material non-fulfillment of its covenants or agreements, set forth in this Agreement (including without limitation pursuant to Section 1.5(b)) occurring on or prior to the date of such termination.

ARTICLE VIII
MISCELLANEOUS

8.1            Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by e-mail of a PDF document, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next business day, or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as set forth on the signature pages hereto or to such other address or to the attention of such person or persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

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8.2            Amendments and Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party, or in the case of a waiver, by the Party against whom the waiver is to be effective.

8.3            Expenses. Each Party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby and thereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties.

8.4            Successors and Assigns. This Agreement may not be assigned by either Party without the prior written consent of the other Party; provided, that, without such consent, Buyer may transfer or assign this Agreement, in whole or in part or from time to time, to (i) PW Buyer or one of its affiliates at any time after the Closing or (ii) one or more of Buyer’s affiliates, but no such transfer or assignment pursuant to this clause (ii) will relieve Buyer of its obligations hereunder; provided, further, that Buyer may, if required by any lenders to Buyer, grant a security interest in, and collateral assignment of, its rights under this Agreement and the Termination Agreement to secure the obligations of Buyer to such lenders. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the Parties and their respective executors, heirs, personal representatives, successors and assigns.

8.5            Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

8.6            Consent to Jurisdiction. Each Party irrevocably submits to the exclusive jurisdiction of (a) the State of Delaware, and (b) the United States District Court for the District of Delaware, for the purposes of any action arising out of this Agreement or any transaction contemplated hereby. Each Party agrees to commence any such action either in the United States District Court for the District of Delaware or if such action may not be brought in such court for jurisdictional reasons, in the state courts of the State of Delaware, in each case located in the City of Wilmington, Delaware. Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action in the State of Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 8.6. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action arising out of this Agreement or the transactions contemplated hereby in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

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8.7            Counterparts. This Agreement may be executed in any number of counterparts and delivered via e-mail or other means of electronic transmission, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

8.8            Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any person other than the Parties any rights or remedies hereunder; except that in the case of ARTICLE V hereof, the Seller Indemnitees and their respective heirs, executors, administrators, legal representatives, successors and assigns and the Buyer Indemnitees and their respective heirs, executors, administrators, legal representatives, successors and assigns and in the case of Section 4.5, the Releasees and their respective heirs, executors, administrators, legal representatives, successors and assigns, are intended third party beneficiaries of such sections and shall have the right to enforce such sections in their own names.

8.9            Entire Agreement. This Agreement and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto set forth the entire understanding of the Parties with respect to the transactions contemplated by this Agreement. Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

8.10          Severability. Subject to Section 4.3(e), any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.11          Interpretation. The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires. When a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified. The word “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified. A reference to any Party to this Agreement or any other agreement or document shall include such Party’s predecessors, successors and permitted assigns. Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder. Except as otherwise set forth herein, all accounting terms used and not defined herein shall have the respective meanings given to them under the generally accepted accounting principles.

8.12          Specific Performance. Buyer and Seller each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each Party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction.

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IN WITNESS WHEREOF, this Agreement has been duly executed by or on behalf of the Parties as of the date first above written.

BUYER:

TABULA RASA HEALTHCARE GROUP, INC.

By:	/s/ Brian W. Adams
Name: Brian W. Adams
Title: President

Address:	c/o Tabula Rasa HealthCare, Inc
228 Strawbridge Dr.
Moorestown, NJ 08057
Attention:	Brian Adams, President
Email:	badams@trhc.com

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP 1701 Market St. Philadelphia, PA 19103 Attention: Kevin S. Shmelzer Email: Kevin.Shmelzer@morganlewis.com

[Signature Page to Asset Purchase Agreement]

SELLER:

karmadata, Inc.

By:	/s/ Sean Power
Name: Sean Power
Title: CEO

Address:	[____]

Attention:
Email:

with a copy (which shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111
E-mail: MLFantozzi@mintz.com
Attention: Michael L. Fantozzi, Esq.